UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 16, 2007
(Date of earliest event reported)

NATHANIEL ENERGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27783	84-1572525
(State or Other Jurisdiction Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8001 S. Interport Blvd., Englewood, Colorado 80112
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 690-8300
____________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On September 12, 2007, Vista International, Inc. (“Vista”), Nathaniel Energy Corporation’s (“Nathaniel”) majority shareholder, which owns 46,017,152 shares of common stock of Nathaniel, representing approximately 50.7% of Nathaniel’s issued and outstanding shares of common stock, delivered to Nathaniel’s Chief Executive Officer a written consent pursuant to Section 228 of the Delaware General Corporation Law (“DGCL”) and in lieu of a special meeting of stockholders (the “Consent”). The Consent removed immediately Karen Smythe and Michael Burdis as directors of Nathaniel and elected Timothy D. Ruddy as a director of Nathaniel to fill a vacancy on the Board of Directors to serve until his successor is elected and qualified or until his earlier death, resignation or removal.

Concurrent with delivering the Consent, plaintiffs Vista and Timothy Ruddy filed a Verified Complaint under Section 225 of the DGCL against Karen Smythe and Michael Burdis in the Delaware Court of Chancery (the “Complaint”). The Complaint requested that the Delaware Court of Chancery issue an order (i) declaring the Consent valid and effective in all material respects under Delaware law, (ii) declaring that, on September 12, 2007, defendants Smythe and Burdis were validly and effectively removed as directors of the Company, (iii) enjoining defendants from holding themselves out as directors of the Company, (iv) declaring that, on September 12, 2007, plaintiff Ruddy was validly and effectively elected as a director of the Company, and (v) granting such other relief as may be just and proper under the circumstances. Upon consideration of the plaintiffs’ Motion for Summary Judgment filed with regard to the Complaint, the Delaware Court of Chancery issued an Order on October 15, 2007 granting all of the relief sought by the plaintiffs in the Complaint.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: October 16, 2007

NATHANIEL ENERGY CORPORATION

By:	/s/ Barry J. Kemble
Barry J. Kemble, Chief Executive Officer